Exhibit 3.2
STATE OF DELAWARE
AMENDED CERTIFICATE OF LIMITED PARTNERSHIP
OF
LEAF EQUIPMENT FINANCE FUND 4, L.P.

Delaware
The first State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “LEAF EQUIPMENT FINANCE FUND 4, L.P.”, FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF FEBRUARY, A.D. 2008, AT 10:30 O’CLOCK A.M.

/s/ Harriet Smith Windsor

4495041 8100	Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6407064
080225423 You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 02-26-08

State of Delaware Secretary of State Division of Corporations Delivered 10:30 AM 02/26/2008 FILED 10:30 AM 02/26/2008 SRV 080225423 — 4495041 FILE
STATE OF DELAWARE
AMENDMENT TO THE CERTIFICATE OF
LIMITED PARTNERSHIP
The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:
FIRST: The name of the Limited Partnership is LEAF EQUIPMENT FINANCE FUND 4, L.P.
SECOND: Article 3 of the Certificate of Limited Partnership shall be amended as follows: LEAF Asset Management, LLC, whose address is One Commerce Square, 2005 Market Street, Suite 1500, Philadelphia, Pennsylvania 19103
IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 22nd day of February, A.D. 2008.

LEAF EQUIPMENT FINANCE FUND 4, L.P.
By:	LEAF ASSET MANAGEMENT, LLC
Its:	GENERAL PARTNER
/s/ Miles Herman Miles Herman, President and Chief Operating Officer